Exhibit 10.63

ALIMERA SCIENCES, INC.
DEDUCTION AGREEMENT
THIS DEDUCTION AGREEMENT (this “Agreement”) is made and entered into as of the date set forth on Schedule I (“Schedule I”) attached hereto (the “Effective Date”) by and between Alimera Sciences, Inc., a Delaware corporation (the “Company”), and the officer named on Schedule I (the “Officer”). Capitalized terms in this Agreement that are not otherwise defined shall have the same meaning as set forth in the Company’s 2019 Omnibus Incentive Plan (as amended from time to time, the “Plan”).
Background
A.The Compensation Committee (the “Committee”) of the board of directors of the Company has deemed it desirable and in the best interests of the Company to offer to its executive officers the opportunity to receive a portion of their compensation in the form of the Company’s $0.01 par value per share common stock (“Shares”).

B.The Committee has approved the form of this Agreement and the purchase of Shares in lieu of salary as reflected below.
Agreement
1.Purchase of Shares by Deduction from the Officer’s Salary. Pursuant to the Plan, the Officer hereby agrees with and authorizes the Company, on each date when the Officer’s salary is to be paid to the Officer in the ordinary course of business (each such date, a “Payroll Date”), to deduct and withhold the percentage of the Officer’s salary as specified on Schedule I, with such deducted and withheld amount to be used to purchase Shares directly from the Company. The number of Shares to be purchased by the Officer and issued by the Company on each Payroll Date shall be equal to (x) the dollar amount withheld by the Company on that Payroll Date, divided by (y) the closing price of the Shares on the Nasdaq Stock Market on that Payroll Date, with any fractional shares that would otherwise result being rounded down to the closest whole number. Deductions from the Officer’s salary and purchases of Shares as described in this Section 1 shall commence on September 15, 2019 and end on the last Payroll Date in 2019.

2.Nontransferability. This Agreement is not transferable by the Officer, in whole or in part, to any person, except by will or by any applicable law of descent and distribution.

3.Withholding. As a condition to the issuance of Shares, the Officer authorizes the Company and its subsidiaries to withhold, in accordance with applicable law from any cash compensation payable to the Officer and in compliance with the Plan, any taxes required to be withheld as a result of the transactions contemplated by this Agreement.

4.Legal Restrictions. The transactions contemplated by this Agreement shall not be effected, and no Shares shall be issued and no certificates for Shares shall be delivered, except in compliance with all applicable federal and state laws and regulations (including withholding tax requirements) and the rules of any Applicable Exchange. The Company may rely on an opinion of its counsel as to such compliance.

5.Suspension and Termination.
(a)Purchases of Shares pursuant to this Agreement shall be suspended when trading of the Shares on the principal exchange or market on which the Shares trade is suspended for any reason.
(b)    This Agreement shall be terminated:
(i)    when the Company, in its sole discretion, determines that there is a legal, regulatory or contractual reason why it cannot effect a sale of Shares as contemplated in this Agreement; or
(ii)    with the mutual agreement of the parties.
6.Miscellaneous.

(a)    This Agreement shall be construed, administered and governed in all respects under and by the applicable internal laws of the State of Georgia, without giving effect to the principles of conflicts of laws thereof. The Company and the Officer further consent to the non-exclusive jurisdiction of the state and federal courts of the State of Georgia for purposes of any action arising out of or related to this Agreement.

(b)    This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto. Except as provided below, this Agreement may not be modified, amended, supplemented or waived except by a writing signed by the parties hereto, and such writing must refer specifically to this Agreement.

(c)    If any event described in Article X of the Plan occurs after the Effective Date, the adjustment provisions as provided for under Article X of the Plan shall apply to this Agreement.

(d)    By signing this Agreement, the Officer acknowledges that the Officer has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan. This Agreement is made pursuant to and is subject to the terms and conditions of the Plan, which is incorporated herein by reference.

(e)    This Agreement, as amended from time to time, shall be binding upon, inure to the benefit of, and be enforceable by the heirs, successors and assigns of the parties hereto; provided, however, that this provision shall not permit any assignment in contravention of the terms contained elsewhere in this Agreement.

(f)    Neither this Agreement nor the Plan shall be construed to constitute an agreement or understanding, expressed or implied, on the part of the Company or any subsidiary to employ the Officer for any specified period and shall not confer upon the Officer the right to continue in the employment of the Company or any subsidiary, nor affect any right which the Company or any subsidiary may have to terminate the employment of the Officer.

(g)    This Agreement is subject to the Plan. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. The Officer understands and agrees that, in accordance with the terms of the Plan, the Committee is permitted to allocate all or any portion of its responsibilities and powers under this Agreement to any person or persons selected by the Committee.
(h)    Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Chief Financial Officer of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Officer under this Agreement shall be in writing and addressed to the Officer at the Officer’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.
(i)    Any dispute regarding the interpretation of this Agreement shall be submitted by the Officer or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Officer and the Company.
(j)    The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Officer and the Officer’s beneficiaries, executors, administrators and the person(s) to whom the Shares may be transferred by will or the laws of descent or distribution.
(k)    The invalidity or unenforceability of any provision (including any sentence, clause, phrase, or word) of the Plan or this Agreement shall not render invalid, void or unenforceable any other part or provision of the Plan or this Agreement (including, as an example and without limitation, the remainder of the provision that contains the invalid, void or unenforceable sentence, clause, phrase or word), but rather each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.
(l)    This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Officer on account of non-compliance with Section 409A of the Code or any similar state statute, law or regulation.
(m)    This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means (including DocuSign) intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

(n)    The Company reserves the right to amend the terms of this Agreement as may be necessary or appropriate to avoid adverse tax consequences under Section 409A of the Code.
(o)    The Officer hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Officer’s personal data as described in this Agreement and any other Award materials by and among the Company and its affiliates for the purpose of implementing, administering and managing the Officer’s participation in the Plan. The Officer understands that the Company may hold certain personal information about the Officer, including, but not limited to, the Officer’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all Awards, or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in the Officer’s favor (“Data”), for the purpose of implementing, administering and managing the Plan. The Officer understands that Data will be transferred to such stock plan service provider as may be selected by the Company, presently or in the future, which may be assisting the Company with the implementation, administration and management of the Plan. The Officer understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than the Officer’s country. The Officer authorizes the Company, the stock plan service provider as may be selected by the Company, and any other possible recipients which may assist the Company, presently or in the future, with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Officer’s participation in the Plan. Further, the Officer understands that he or she is providing the consents herein on a purely voluntary basis. If the Officer does not consent, or if the Officer later seeks to revoke his or her consent, or instructs the Company to cease the processing of the Data, his or her employment status will not be adversely affected; the only adverse consequence of refusing or withdrawing the Officer’s consent or instructing the Company to cease processing, is that the Company would not be able to issue Shares to the Officer as contemplated in this Agreement. Therefore, the Officer understands that refusing or withdrawing his or her consent may affect the Officer’s ability to purchase Shares as contemplated in this Agreement. For more information on the consequences of the Officer’s refusal to consent or withdrawal of consent, the Officer understands that he or she may contact the Company’s human resources representative.

(p)    The Company reserves the right to impose other requirements on the Officer’s participation in the Plan, on any Shares issued to the Officer as contemplated under this Agreement, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Officer to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. The Officer also acknowledges that the applicable laws of the country in which the Officer is residing or working at the time of the sale of Shares may subject the Officer to additional procedural or regulatory requirements that the Officer is and will be solely responsible for and must fulfill.

IN WITNESS WHEREOF, the Company, by its authorized representative, and the Officer do hereby affix their signatures as of the Effective Date.
ALIMERA SCIENCES, INC.

By:
Name:
Title:

The Officer

Print Name

Schedule I

Name of Officer:

Effective Date:

Percentage of salary to be used to purchase Shares:         %